Exhibit 99.1

ELDORADO RESORTS TO ACQUIRE TROPICANA ENTERTAINMENT

IN ACCRETIVE TRANSACTION VALUED AT $1.85 BILLION

Eldorado to Host Conference Call and Webcast at 8:30 a.m. ET Today

Reno, Nev., (April 16 2018) — Eldorado Resorts, Inc. (NASDAQ: ERI) (“Eldorado” or the “Company”) announced today that it entered into a definitive agreement to acquire Tropicana Entertainment Inc. (OTCQB: TPCA) (“Tropicana”) in a cash transaction that is valued at $1.85 billion. The definitive agreement provides that Gaming and Leisure Properties (NASDAQ: GLPI) (“GLPI”) will pay $1.21 billion, excluding taxes and expenses, for substantially all of Tropicana’s real estate and enter into a master lease with Eldorado for the acquired real estate and that Eldorado will fund the remaining $640 million of cash consideration payable in the acquisition. The transaction is expected to be immediately accretive to Eldorado’s free cash flow and diluted earnings per share, inclusive of identified expected cost synergies of approximately $40 million in the first year following its completion and when giving effect to the lease transaction described below.

Pursuant to the transaction, GLPI is expected to acquire the real estate associated with the Tropicana property portfolio, except the MontBleu Casino Resort & Spa in South Lake Tahoe and the Tropicana Aruba Resort and Casino. Following the acquisition of the real estate portfolio by GLPI, Eldorado will enter into a triple net master lease for the acquired properties with an initial term of 15 years, with renewals of up to 20 years at the Eldorado’s option. The initial annual rent under the terms of the lease is expected to be approximately $110 million. Tropicana intends to dispose of Tropicana Aruba Resort and Casino prior to closing.

Eldorado’s net purchase price after the application of Tropicana’s expected net cash on hand and cash flow generated from operations through closing represents an estimated trailing twelve months EBITDA multiple of approximately 6.6x at closing. Including the $40 million of identified cost synergies, the purchase price multiple is expected to be below 5.0x. The board of directors of each of Eldorado, GLPI and Tropicana approved the transaction, which is expected to close by the end of 2018, subject to receipt of required regulatory approvals and satisfaction of other customary closing conditions.

Eldorado intends to fund the transaction consideration of approximately $640 million payable by Eldorado and repay debt outstanding under Tropicana’s credit facility with cash generated from its current operations, proceeds from pending asset sales, Tropicana’s cash on hand, cash flow generated from Tropicana operations through closing and $600 million of committed debt financing from J.P. Morgan.

Eldorado Resorts is acquiring the operating assets of seven casinos in six states, including two in Nevada – the Tropicana Laughlin Hotel and Casino and the MontBleu Casino Resort & Spa in South Lake Tahoe – as well as casinos in Indiana (Tropicana Evansville), Louisiana (Belle of Baton Rouge Casino & Hotel), Mississippi (Trop Casino Greenville), Missouri (Lumière Place) and New Jersey (Tropicana Casino and Resort, Atlantic City). These properties include approximately 7,900 slot machines, 265 table games and approximately 5,400 hotel rooms along with a number of dining, retail and entertainment amenities. Upon completion of all pending transactions, Eldorado’s expanded property portfolio will feature approximately 26,800 slot machines and VLTs, more than 800 table games and over 12,500 hotel rooms.

Gary Carano, Chairman and Chief Executive Officer of Eldorado, commented, “With our proposed acquisition of Tropicana Entertainment, Eldorado Resorts is yet again pursuing a large transaction that is expected to be accretive, further increase the scale of our regional gaming platform and drive free cash flow growth. Our recent initiatives to enhance shareholder value, including the Tropicana transaction and our agreement to divest two properties, reflect significant milestones in the successful ongoing execution of our long-term strategy to opportunistically expand our regional gaming platform. Over the last twelve months, we have created tremendous shareholder value through our ability to realize and exceed the anticipated synergies from the Isle of Capri transaction which quickly reduced our initial purchase price multiple and we expect to achieve the same with the Tropicana transaction.

“The acquisition of seven Tropicana Entertainment properties will allow Eldorado to enter two new gaming jurisdictions and deliver additional financial and geographic diversity to our operating base. We have identified $40 million of synergies that we expect to realize in the first year of our ownership. We believe the financing structure for the transaction, which includes the participation of a real estate investment trust, represents an innovative means to drive growth and add value for our shareholders while maintaining financial flexibility as we continue to own the majority of the underlying real estate across our remaining property portfolio.

“As we have done over the past several years with other major transactions, Eldorado Resorts intends to implement our proven strategy of enhancing margins by further improving customer service and the customer experience while focusing on promotion and other spending in all areas of the newly acquired properties. Overall, the Tropicana portfolio is in good shape and we have no immediate significant capex plans for the properties. Ultimately, we believe that the addition of the highly complementary Tropicana Entertainment assets to the Eldorado Resorts family of properties will result in attractive near- and long-term growth for Eldorado and another opportunity to create new value for shareholders.”

Milbank Tweed Hadley & McCloy LLP is acting as legal counsel to Eldorado in connection with the proposed transaction.

Conference Call, Webcast, Investor Presentation

Eldorado Resorts will host a conference call today, April 16, at 8:30 a.m. ET to review the transaction and host a question and answer session. To access the conference call, interested parties may dial 719/325-4750 (domestic callers) or 888/427-9411 (international callers). The Conference ID Number is 6357721. Participants can also listen to a live webcast of the call from Eldorado’s website at ir.eldoradoresorts.com. During the conference call and webcast, management will review a presentation summarizing the proposed transaction which can be accessed at ir.eldoradoresorts.com. A webcast replay will be available for 90 days following the live event at ir.eldoradoresorts.com. Please call five minutes in advance to ensure that you are connected. Questions and answers will be taken only from participants on the conference call. For the webcast, please allow 15 minutes to register, download and install any necessary software.

About Eldorado Resorts, Inc.

Eldorado Resorts is a leading casino entertainment company that owns and operates twenty properties in ten states, including Colorado, Florida, Iowa, Louisiana, Mississippi, Missouri, Nevada, Ohio, Pennsylvania and West Virginia. In aggregate, Eldorado’s properties feature approximately 21,000 slot machines and VLTs and 600 table games, and over 7,000 hotel rooms. For more information, please visit www.eldoradoresorts.com.

About Tropicana Entertainment Inc.

Tropicana Entertainment Inc. (OTCQB: TPCA) is a publicly traded company that, through its subsidiaries, owns and operates eight casinos and resorts in Indiana, Louisiana, Missouri, Mississippi, Nevada, New Jersey and Aruba. Tropicana properties collectively have approximately 5,525 rooms, 8,035 slot positions and 304 table games. The company is based in Las Vegas, Nevada. Tropicana is a majority-owned subsidiary of Icahn Enterprises, L.P. (NASDAQ: IEP). To learn more about Tropicana, visit www.Tropicanacasinos.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding our strategies, objectives and plans for future development or acquisitions of properties or operations, as well as expectations, future operating results and other information that is not historical information. When used in this press release, the terms or phrases such as “anticipates,” “believes,” “projects,” “plans,” “intends,” “expects,” “might,” “may,” “estimates,” “could,” “should,” “would,” “will likely continue,” and variations of such words or similar expressions are intended to identify forward-looking statements. Although our expectations, beliefs and projections are expressed in good faith and with what we believe is a reasonable basis, there can be no assurance that these expectations, beliefs and projections will be realized. There are a number of risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward-looking statements which are included elsewhere in this press release. Such risks, uncertainties and other important factors include, but are not limited to: (a) our ability to obtain required regulatory approvals (including approval from gaming regulators and expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976) and satisfy or waive other closing conditions to consummate the acquisition on a timely basis; (b) the possibility that the acquisition of Tropicana does not close on the terms described herein or that we are required to modify aspects of the proposed acquisition to obtain regulatory approval; (c) our ability to promptly and effectively implement our operating strategies at the acquired properties and integrate the business of Eldorado and Tropicana to realize the synergies contemplated by the proposed acquisition; (d) our ability to obtain debt financing on the terms expected, or at all, and timely receive proceeds from assets sales to fund the acquisition; (e) the possibility that the business of Tropicana may suffer as a result of the announcement of the transaction; (f) the ability to retain key employees of Tropicana; (g) the outcome of legal proceedings that may be instituted as a result of the proposed transaction; and (h) other risks and uncertainties described in our reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

In light of these and other risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur. These forward-looking statements speak only as of the date of this press release, even if subsequently made available on our website or otherwise, and we do not intend to update publicly any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made, except as may be required by law.

Contact:

Thomas Reeg	Joseph N. Jaffoni, James Leahy
President	JCIR
Eldorado Resorts, Inc.	212/835-8500
775/328-0112	eri@jcir.com
investorrelations@eldoradoresorts.com

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